Exhibit 3.3 COA

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF MATTMAR MINERALS, INC.

      Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Mattmar Minerals, Inc., a corporation organized and existing under the DCGL, does hereby certify and set forth as follows:

     1. The name of the corporation is Mattmar Minerals, Inc. (the “Corporation”).

     2. The Corporation’s Certificate of Incorporation was filed on July 9, 2008 (the “Charter”).

     3. Resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”) to amend the Corporation’s Charter to implement a reverse split of the Corporation’s common stock, par value $0.001 per share (the “Charter Amendment”), and declaring such Charter Amendment to be advisable and in the best interests of the Corporation and its stockholders.

     4. Pursuant to the recommendation of the Board, the Charter Amendment and this Certificate of Amendment was consented to in writing by the stockholders of the Corporation in accordance with Section 228 of the DCGL. Prompt written notice of the adoption of the Charter Amendment herein certified has been given to those stockholders who did not consent in writing thereto, as provided in Section 228 of the DCGL.

      5. The Charter is hereby amended by inserting the following three new paragraphs into Article FOURTH following the current text of said Article:

      Effective at 9:00 AM Eastern Time, on July 30, 2009 (the "Effective Date"), each 100 shares of Common Stock then issued, which are the only voting securities of the Corporation issued and outstanding, shall be automatically reclassified into one (1) share of Common Stock (the “Reverse Stock Split”). Any fractional interests resulting from such reclassification shall be rounded-up to the nearest full share.

      From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law. The par value of a share of Common Stock shall remain unchanged after the Reverse Stock Split at $.001 per share.

      From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged.

      6. For accounting purposes only, the effective date of this Certificate of Amendment shall be July 30, 2009.

[SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, Mattmar Minerals, Inc. has caused this Certificate of Amendment to be signed on this 15th day of July 2009.

Mattmar Minerals, Inc.

By:	/s/ Arnold P. Kling
Arnold P. Kling, President